UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

Computer Associates International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9247	13-2857434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Computer Associates Plaza, Islandia, New York		11749
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 342-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 1, 2005, Computer Associates International, Inc. (“CA”) announced that the merger of Nebraska Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of CA, with and into Niku Corporation (“Niku”), a Delaware corporation, was consummated on July 29, 2005 in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2005, by and among CA, Merger Sub and Niku (the “Merger”). As a result of the Merger, Niku is now a wholly owned subsidiary of CA.

Pursuant to the Merger Agreement, each outstanding share of common stock, $0.0001 par value, of Niku has been converted into the right to receive $21.00 in cash, without interest. The aggregate cash consideration to be paid by CA is approximately $350 million. Additionally, each outstanding and unexercised option to purchase common stock of Niku, whether vested or unvested, has been assumed by CA and now represents an option to acquire shares of common stock of CA on the terms and conditions set forth in the Merger Agreement.

A copy of CA’s press release announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated August 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Associates International, Inc.

By:	/s/ Kenneth V. Handal

	Name:	Kenneth V. Handal
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: August 1, 2005

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Press Release dated August 1, 2005